Exhibit 99.1

Company Press Release dated October 1, 2021

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Farmers & Merchants Contacts
Company Contact:	Investor and Media Contact:

Lars B. Eller President and Chief Executive Officer Farmers & Merchants Bancorp, Inc. (419) 446-2501 leller@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Farmers & Merchants Bancorp, Inc. Announces Completion of the

Perpetual Federal Savings Bank Acquisition

ARCHBOLD, OHIO, October 1, 2021, Farmers & Merchants Bancorp, Inc. (“F&M”, “FMAO”, or the “Company”) (Nasdaq: FMAO), the holding company for Farmers & Merchants State Bank, announced today that it has completed the acquisition of Perpetual Federal Savings Bank, Inc. (“PFSB”).

Lars Eller, President and CEO of F&M, stated, “I am excited to close our third acquisition in the last 12 months. PFSB expands our presence within compelling Ohio markets including Urbana, Dayton, and Sidney, with significant potential for customer growth between Findlay and Urbana. We are excited to bring our relationship driven banking experience and wide range of financial services to PFSB customers. On behalf of everyone at the Company, we are pleased to welcome the customers and employees of PFSB to F&M.”

F&M now operates 31 full-service offices with total deposits of $2.23 billion and total loans of $1.81 billion. With the addition of PFSB, F&M has total assets of approximately $2.64 billion, and provides financial services through its offices within Ohio and Indiana, as well as LPOs in Ohio, Indiana, and Michigan.

PFSB branch signage will transition to Farmers & Merchants State Bank on October 4, 2021 and the system conversion will occur on October 18, 2021.

About Farmers & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services. Our locations are in Champaign, Fulton, Defiance, Hancock, Henry, Lucas, Williams, and Wood counties in Western Ohio. In Northeast Indiana, we have offices located in Adams, Allen, DeKalb, Jay, and Steuben counties.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions, capital market conditions, or the effects of the COVID-19 pandemic, and its impacts on our credit quality and business operations, as well as its impact on general economic and financial market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov or through F&M’s website www.fm.bank.